                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     First Financial Caribbean Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                     FIRST FINANCIAL CARIBBEAN CORPORATION

                                March 15, 1996

     You are cordially invited to attend the Annual Meeting of Stockholders of First Financial Caribbean Corporation. The meeting will be held at the Fifth Floor of The Doral Building, 650 Munoz Rivera Avenue, San Juan, Puerto Rico on Wednesday, April 17, 1996. The meeting will begin promptly at 11:00 a.m., local time. We urge you to attend. First Financial Caribbean Corporation's management considers the Annual Meeting an excellent opportunity to discuss your corporation's progress.

     During the business part of the meeting, we will address (i) the election of directors, (ii) a proposal to increase the number of authorized shares of Common Stock, (iii) a proposal to eliminate the personal liability of directors to the extent permitted by the new Puerto Rico General Corporation Law of 1995,
(iv) the ratification of auditors for 1996 and (v) such other business as may properly come before the meeting or any adjournment thereof.

     I look forward to talking with you about the results of First Financial Caribbean Corporation for 1995 and our plans for the future. As a stockholder, you will have the opportunity to ask questions during the meeting.

     We urge you to review the Proxy Statement and complete, sign and return your proxy card in the envelope provided, even if you plan to attend the meeting. Your vote is important, and the prompt return of your proxy card will ensure that your vote is counted. The participation of the owners of the business in its affairs is an essential ingredient of First Financial Caribbean Corporation's vitality. Please note that sending us your proxy will not prevent you from voting in person at the meeting should you so desire.

     We appreciate your interest and investment in First Financial Caribbean Corporation, and hope to see you at the Annual Meeting.

                                       Sincerely,

                                       /s/ Salomon Levis
                                       -----------------
                                       Salomon Levis
                                       Chairman of the Board and
                                       Chief Executive Officer

                     FIRST FINANCIAL CARIBBEAN CORPORATION
                           1159 F.D. Roosevelt Avenue
                          San Juan, Puerto Rico 00920

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                    To Be Held On Wednesday, April 17, 1996

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Financial Caribbean Corporation (the "Corporation") will be held at the Fifth Floor of The Doral Building, 650 Munoz Rivera Avenue, San Juan, Puerto Rico on Wednesday, April 17, 1996, at 11:00 a.m., local time, to consider and act upon the following proposals:

       1. The election of eight directors of the Corporation;

       2. An amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000;

       3. An amendment to the Corporation's Certificate of Incorporation to eliminate the personal liability of directors to the Corporation or its shareholders to the extent permitted by the newly enacted Puerto Rico General Corporation Law of 1995;

       4. The ratification of the selection of Price Waterhouse as the Corporation's independent accountants for the fiscal year ending December 31, 1996; and

       5. Such other business as may properly come before the meeting or any adjournment thereof.

       Only stockholders of record as of the close of business on March 8, 1996 are entitled to notice of, and to vote at, the Annual Meeting and any and all adjournments thereof. A list of these stockholders will be available for inspection for a period of 10 days prior to the Annual Meeting at the office of the Corporation at 1159 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

       IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

                                       By order of the Board of Directors,

                                       /s/ Richard F. Bonini
                                       ---------------------
                                       Richard F. Bonini
                                       Senior Executive Vice President
                                       and Secretary

Dated: March 15, 1996

                     FIRST FINANCIAL CARIBBEAN CORPORATION
                           1159 F.D. ROOSEVELT AVENUE
                          SAN JUAN, PUERTO RICO 00920

                           -------------------------
                               PROXY STATEMENT

     This Proxy Statement is furnished to the holders of the Common Stock, $1.00 par value (the "Common Stock") of First Financial Caribbean Corporation, a Puerto Rico corporation (the "Corporation") in connection with the solicitation by and on behalf of the Board of Directors of proxies for the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, April 17, 1996 and at any adjournment thereof, for the purposes set forth in the accompanying notice of meeting. It is anticipated that this Proxy Statement and the accompanying form of proxy will be mailed to stockholders commencing on or about March 15, 1996.

                                    GENERAL

     Each holder of a share of Common Stock of the Corporation will he entitled to one vote for each share held of record by such person as of the close of business on March 8, 1996, which is the record date fixed by the Board of Directors for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Corporation is necessary to constitute a quorum at the meeting. On the record date, the Corporation had [9,012,503] shares of Common Stock outstanding and eligible to vote. The shares represented by each properly executed proxy in the accompanying form received by the Board of Directors will be voted at the Annual Meeting or any adjournment thereof in accordance with the instructions specified therein. If no instructions are made, such shares will, except as otherwise provided in the next succeeding paragraph, be voted (i) for the election of the eight nominees for directors named in this Proxy Statement,
(ii) for the amendment to the Certificate of Incorporation increasing the number of authorized shares of Common Stock from 10,000,000 to 20,000,000, (iii) for the amendment to the Certificate of Incorporation to eliminate the personal liability of directors to the extent permitted by the Puerto Rico General Corporation Law of 1995 (the "Puerto Rico General Corporation Law"), (iv) for the ratification of the selection of Price Waterhouse as the independent accountants for the Corporation for the fiscal year ending December 31, 1996, and (v) in their discretion on any other matters that may properly come before the Annual Meeting. Each of the above proposals is an independent proposal and is not contingent on the adoption of another proposal. The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting except for procedural matters incident to the conduct of the meeting. Execution of a proxy, however, confers on the designated proxyholder discretionary authority to vote the shares in accordance with his or her best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment thereof. Any proxy received in the accompanying form may be revoked by the person executing it at any time before the authority thereby granted is exercised by giving written notice of revocation to the Secretary of the Corporation, by giving a later-dated proxy at any time before the voting or by voting by ballot in person at the Annual Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

     Votes cast by proxy or in person at the Annual Meeting will he counted by the persons appointed by the Corporation to act as inspectors of election for the meeting. The inspectors of election will treat abstentions, including for purposes of determining the presence of a quorum, as shares that are present and entitled to vote at the Annual Meeting. Shares with respect to which a broker or nominee has physically indicated on the proxy that it does not have discretionary authority to vote on a particular matter ("broker non-votes"), will not be considered as present and entitled to vote with respect to that matter but will be considered at present and entitled to vote for purposes of determining the presence of a quorum. Therefore, with respect to all matters to be voted on by the stockholders at the Annual Meeting except for the election of directors, abstentions will have the same effect as a vote against the matter. Abstentions will have no legal effect on the election of directors. Broker non-votes will have no legal effect on the election of directors and the ratification of auditors and will have the same effect as a vote against the proposals to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock and to eliminate the personal liability of directors under certain circumstances.

     The cost of soliciting proxies for the Annual Meeting will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone, by officers and employees of the Corporation who will not receive any additional compensation for their services. Proxies and proxy material will also be distributed at the expense of the Corporation by brokers, nominees, custodians and other similar parties.

             SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

     The following table sets forth as of March 1, 1996, certain information with respect to the beneficial ownership of the Corporation's Common Stock for each director, nominee for director, executive officer and 5% shareholder of the Corporation, for all directors and executive officers of the Corporation as a group and for certain other investors. As of March 1, 1996, none of such persons owned any of the Corporation's 10 1/2% Cumulative Convertible Preferred Stock, Series A, the only other outstanding equity security of the Corporation as of such date. See "Certain Relationships and Related Transactions."

                                                                                     AMOUNT AND NATURE            PERCENT
                          NAME OF BENEFICIAL OWNER                               OF BENEFICIAL OWNERSHIP(1)       OF CLASS
-----------------------------------------------------------------------------    --------------------------       --------
Management
Salomon Levis(2)(3)..........................................................               381,723                  4.24%
F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920

Luis Alvarado................................................................                22,500                    (7)

Richard F. Bonini............................................................               112,694                  1.25%

Ernesto Carattini............................................................                17,744                    (7)

Mario S. Levis(2)............................................................                42,000                    (7)

Zoila Levis(2)...............................................................                85,736(6)               1.00%

Edison Velez.................................................................                    --                    --

Edgar M. Cullman, Jr.(4)(5)..................................................             1,520,715                 16.87%
Park Avenue South
New York, N.Y. 10016

Frederick M. Danziger(4)(5)..................................................             1,520,715                 16.87%
Maiden Lane
New York, N.Y. 10038

John L. Ernst(4)(5)..........................................................             1,520,715                 16.87%
641 Lexington Avenue
New York, N.Y. 10022

A. Brean Murray..............................................................                    --                    --

Victor M. Pons, Jr...........................................................                    --                    --

All directors, nominees and executive officers as a group, consisting of 12
  persons, including those named above.......................................             2,183,112                 24.22%

                                                                                     AMOUNT AND NATURE            PERCENT
                          NAME OF BENEFICIAL OWNER                               OF BENEFICIAL OWNERSHIP(1)       OF CLASS
-----------------------------------------------------------------------------    --------------------------       --------
Other Principal Holders
Edgar M. Cullman(5)(8).......................................................             1,520,715                 16.87%
387 Park Avenue South
New York, N.Y. 10016

Louise B. Cullman(5)(8)......................................................             1,520,715                 16.87%
387 Park Avenue South
New York, N.Y. 10016

Susan R. Cullman(5)(8).......................................................             1,520,715                 16.87%
387 Park Avenue South
New York, N.Y. 10016

Lucy C. Danziger(5)(8).......................................................             1,520,715                 16.87%
2 East 73rd Street
New York, N.Y. 10021

Cullman and Ernst Group(9)...................................................             1,520,715                 16.87%
387 Park Avenue South
New York, N.Y. 10016

David Levis(2)...............................................................               206,906                   2.3%
1159 F.D. Roosevelt Avenue
San Juan, PR 00920

Levis Family(2)..............................................................               716,365                  7.95%
1159 F.D. Roosevelt Avenue
San Juan, PR 00920

Wellington Management Company(10)............................................               818,200                  9.08%
75 State Street
Boston, MA 02109

---------------------

     (1) The information contained in the table is based on share ownership as of March 1, 1996. This information has been obtained from filings made with the Securities and Exchange Commission (the "Commission") and information provided by the persons named above and reflects the definition of beneficial ownership adopted by the Commission except as noted below. Beneficial ownership and percent of class shown is sole investment and voting power, except as reflected in other footnotes hereto and except that (i) shares shown for Messrs. Cullman, Jr., Danziger and Ernst under "Management" and for Edgar M. Cullman, Louise B. Cullman, Susan R. Cullman and Lucy C. Danziger under "Other Principal Holders" include all shares owned by the Cullman and Ernst Group, including shares with respect to which the named person has no investment or voting power other than the informal understanding referred to in the final sentence under footnote (9) below and (ii) shares shown as owned by the Levis Family under "Other Principal Holders" include all shares owned by Salomon Levis, Zoila Levis, David Levis, and Mario S. Levis even though as stated in footnote (2) below each of such persons disclaims any beneficial interest in the shares of Common Stock owned by the others. Where more than one person shares investment and voting power in the same shares or if such shares are owned by any member of the Cullman and Ernst Group such shares are shown more than once. Such shares are reflected only once, however, in the total for all directors and officers as a group.

     (2) Salomon Levis, the current Chairman of the Board and Chief Executive Officer of the Corporation, Zoila Levis, the President of the Corporation and David Levis, a director emeritus of the Corporation and the former Chairman of the Board and Chief Executive Officer of the Corporation, are siblings. Mario S. Levis is the son of David Levis and the nephew of Salomon Levis and Zoila Levis. As of March 1, 1996, Salomon Levis, Zoila Levis, David Levis and Mario S. Levis owned an aggregate of 716,365 shares of Common Stock or approximately 7.95% of the outstanding Common Stock of the Corporation. On October 5, 1995, Salomon Levis, Zoila Levis, Mario S. Levis and David Levis filed a Schedule 13D with the Commission stating that there is no agreement or understanding among the members of the Levis family regarding the holding or voting of the shares of Common Stock held by them, other than an informal understanding to consult with each other regarding the voting and disposition of the shares of Common Stock owned by each of them. The
Schedule 13D states that each such person has sole voting and investment power with respect to the respective shares of Common Stock owned by them and each disclaims any beneficial interest in the shares of Common Stock owned by the others.

     (3) Includes 12,702 shares of Common Stock owned by Nancy Hernandez, the wife of Salomon Levis.

     (4) Included in the shares of Common Stock shown as beneficially owned by Mr. Danziger are 103,068 shares in which he holds shared investment and/or voting power, included in the shares of Common Stock shown as beneficially owned by Mr. Cullman, Jr. are 620,196 shares in which he holds shared investment and/or voting power, included in the shares of Common Stock shown as beneficially owned by Mr. Ernst are 100,583 shares in which he holds shared investment and/or voting power. Also included in the case of Messrs. Cullman, Jr., Danziger and Ernst, respectively, are 842,499, 1,400,565 and 1,407,568 shares of Common Stock held by the Cullman and Ernst Group with respect to which such person holds no investment or voting power other than the informal understanding referred to in the final sentence under footnote (9) below. Voting and investment power over certain of such shares is held by more than one such person. Messrs. Ernst, Danziger and Cullman, Jr. disclaim beneficial ownership of all shares over which there is shared investment and/or voting power and Cullman and Ernst Group shares not owned by such person directly.

     (5) Member of the Cullman and Ernst Group. Edgar M. Cullman is the father of Edgar M. Cullman, Jr., Susan R. Cullman and Lucy C. Danziger, the husband of Louise B. Cullman, and the uncle of John L. Ernst. Lucy C. Danziger is the wife of Frederick M. Danziger.

     (6) Includes 19,050 shares granted to Zoila Levis under the Corporation's Restricted Stock Plan as to which she has voting power but not dispositive power.

     (7) Represents less than 1%.

     (8) Included within the shares of Common Stock shown as beneficially owned by Mr. Edgar M. Cullman, Mrs. Louise B. Cullman, Ms. Susan R. Cullman and Mrs. Lucy C. Danziger are respectively, 687,418, 547,022, 602,664, and 642,292 shares in which such person holds shared voting and/or investment power. Also included in the shares of Common Stock as to each such person, respectively, are 742,649, 870,283, 859,196 and 778,161 shares held by the Cullman and Ernst Group with respect to which such person holds no investment or voting power other than the informal understanding referred to in the final sentence under footnote (9) below. Each such person disclaims beneficial ownership of all shares not owned by such person directly.

     (9) As of March 1, 1996, a group consisting of Edgar M. Cullman, his son Edgar M. Cullman, Jr., a director of the Corporation, direct members of their families and trusts for their benefit; Mr. John L. Ernst, also a director of the Corporation, his sister and direct members of their families and trusts for their benefit and partnerships in which members of the Cullman and Ernst families hold substantial direct and indirect interests own an aggregate of 1,520,715 shares of Common Stock or approximately 16.87% of the outstanding Common Stock. Among others, Messrs. Cullman and Cullman, Jr. and their wives, Mr. Ernst and to a lesser extent Mr. Danziger (who is a member of the Cullman and Ernst Group and a director of the Corporation), hold investment and voting power or shared investment and voting power over such shares. Mr. Danziger is the brother-in-law of Mr. Edgar M. Cullman, Jr. A Schedule 13D filed with the Commission on behalf of the Cullman and Ernst Group states that there is no formal agreement governing the group's holding and voting of such shares, but that there is an informal understanding that the persons and entities included in the group will hold and vote together the shares owned by each of them in each case subject to any applicable fiduciary responsibilities.

     (10) According to a Schedule 13G filed with the Commission on behalf of Wellington Management Company ("WMC"), WMC, in its capacity as investment adviser, may be deemed the beneficial owner of the shares reported, which are owned by investment advisory clients of WMC. Accordingly to the Schedule 13G, no such client was known to beneficially own more than 5% of the outstanding shares of the Corporation's Common Stock except for First Financial Fund, Inc. A
Schedule 13G filed by First Financial Fund, Inc., dated February 7, 1996, disclosed that it owned 433,200 shares of Common Stock, which, as of March 1, 1996, represented less than 5% of the outstanding shares of Common Stock of the Corporation.

                   ELECTION OF DIRECTORS AND RELATED MATTERS

ELECTION OF DIRECTORS

     At the Annual Meeting, eight directors comprising the entire Board of Directors of the Corporation are to be elected. The Board of Directors has proposed the nominees listed below for election as directors to serve until the 1997 Annual Meeting or until their successors are duly elected and qualified.

     The directors must be elected by a majority of the votes cast in person or by proxy by stockholders entitled to vote at the Annual Meeting. Therefore, abstentions and broker non-votes will not have an effect on the election of directors of the Corporation. Unless otherwise specified in the accompanying form of proxy, proxies solicited hereby (other than proxies which reflect broker non-votes) will be voted for the election of the nominees listed below, unless for any reason not now known by the Corporation, any of such nominees should not be able to serve, in which case the proxies shall be voted for a substitute nominee or nominees who will be designated by the Board of Directors. If no substitute nominees are available, the size of the Board of Directors will be reduced.

     Other than Mr. Bonini's employment agreement, which requires the Board of Directors of the Corporation to nominate him for election as a director, there are no arrangements or understandings between the Corporation and any person pursuant to which such person has been elected a director.

     The following table sets forth as of March 1, 1996, certain information with respect to each nominee for director:

                                                                                         DIRECTOR
          NAME                      PRINCIPAL OCCUPATION AND OTHER INFORMATION            SINCE
-------------------------   -----------------------------------------------------------  --------
Salomon Levis(1)            Chairman of the Board and Chief Executive Officer of the       1988
                            Corporation since February 1990; Chairman of the Board and
                            Chief Executive Officer of Doral Federal Savings Bank, a
                            wholly-owned subsidiary of the Corporation, since September
                            1993; Chairman of the Board, Doral Mortgage Corporation
                            since July 1995; President and Chief Executive Officer of
                            the Corporation (1989-1991); Chairman of the Board, Doral
                            Mortgage Corporation, a wholly-owned subsidiary of the
                            Corporation (1988-1990); President and Chief Operating
                            Officer, Doral Mortgage Corporation (1985- 1988); President
                            of RSC Corp., a wholly-owned subsidiary of the Corporation
                            (1979-1988). Age 53.

Richard F. Bonini           Senior Executive Vice President of the Corporation since       1976
                            1988 and Secretary of the Corporation since December 1991;
                            Director and Secretary of Doral Federal Savings Bank since
                            September 1993; Secretary of Doral Mortgage Corporation for
                            more than the past five years; Consultant to Culbro
                            Corporation (1989-1990); Senior Vice President, Culbro
                            Corporation and Vice President of the Corporation
                            (1976-1988); Director, Search Capital Group (used car
                            financing). Age 57.

Edgar M. Cullman, Jr.(2)    President, Culbro Corporation since 1984; Executive Vice       1988
                            President, Culbro Corporation (1983-1984); President,
                            General Cigar & Tobacco Co. (1980-1983); Director, Culbro
                            Corporation. Age 50.

Frederick M. Danziger(2)    Of-Counsel, Latham & Watkins (attorneys) from December 1995    1988
                            to present. Member, Mudge Rose Guthrie Alexander & Ferdon
                            (attorneys) from July 1974 to September 30, 1995; Director,
                            Culbro Corporation, Monro Muffler/ Brake, Inc., Ryan
                            Instruments, L.P. (general partner), Bloomingdale
                            Properties, Inc. (investments and real estate), ABAH, Inc.
                            and Centaur Communications Ltd. Age 56.

John L. Ernst(2)            Chairman of the Board and President of Bloomingdale            1989
                            Properties, Inc., since September 1984; Director, Culbro
                            Corporation. Age 55.

Zoila Levis(1)              President of the Corporation since August 12, 1991;            1991
                            Executive Vice President of the Corporation from January 1,
                            1990 to August 11, 1991; President of Z. Levis Assoc. (real estate development) from January 1, 1985 to December 31,
                            1989. Age 48.

A. Brean Murray             Chairman of the Board and Chief Executive Officer of Brean     1994
                            Murray, Foster Securities Inc., an investment banking firm for more than the past five years; Director, American Asset
                            Management (money management), BMI Capital Corp. (money
                            management), Blyth Holdings Inc. (money management) and
                            Search Capital Group (used car financing). Age 58.

Victor M. Pons, Jr.         Attorney in private practice since 1992; Chief Justice of      1994
                            the Supreme Court, Commonwealth of Puerto Rico (1985-1992).
                            Age 60.

---------------------

     (1) Zoila Levis is the sister of Salomon Levis.

     (2) Edgar M. Cullman, Jr. and John L. Ernst are cousins. Frederick M. Danziger is the brother-in-law of Edgar M. Cullman, Jr.

DIRECTORS' MEETINGS, COMMITTEES AND FEES

     The Board of Directors held eight meetings during the year ended December 31, 1995. Each director attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which he or she served during such period. Members of the Board of Directors who are not employees of the Corporation receive a fee of $10,000 per year plus $800 for each Board of Directors and committee meeting attended. No separate fees are paid for committee meetings attended on the same day as a Board meeting. The Corporation has obtained directors and officers liability insurance for its directors and officers. The Corporation has agreed to indemnify its directors and officers for certain liabilities to the fullest extent permitted by Puerto Rico law. At the Annual Meeting, stockholders are being asked to vote upon a proposal to amend the Corporation's Certificate of Incorporation to eliminate the personal liability of directors for monetary damages to the Corporation or its shareholders for violation of the duty of care, to the fullest extent permitted by the Puerto Rico General Corporation Law.

     The Board of Directors has standing Audit and Compensation Committees. The Audit Committee and the Compensation Committee held two meetings each during 1995. The Board does not have a standing nominating committee or other committee performing a similar function.

     The Audit Committee reviews audit reports and the scope of the audit by both the Corporation's staff and its independent accountants and related matters pertaining to the preparation and examination of the Corporation's financial statements. The committee also makes recommendations to the Board of Directors with respect to the foregoing matters as well as with respect to the appointment of the Corporation's independent accountants. The members of the Audit Committee are Messrs. Pons, Jr. and Ernst.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. Cullman, Jr., and Murray, neither of whom is or was during 1995 an executive officer of the Corporation. Since January 1, 1995, none of the executive officers of the Corporation has served as a director, executive officer or compensation committee member of another entity which had an executive officer who served as a compensation committee member or director of the Corporation.

     Mr. Murray, a nominee for director of the Corporation, is the Chairman of the Board and Chief Executive Officer of Brean Murray, Foster Securities Inc., an investment banking firm which acted as managing underwriter for a public underwritten offering of shares of Common Stock of the Corporation during 1995 and received underwriting commissions of $1,270,000 in connection with the transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From January 1, 1995 until her resignation on July 15, 1995, Nancy Hernandez, the wife of Salomon Levis, was employed as the President of Doral Mortgage Corporation, a wholly-owned subsidiary of the Corporation, and received compensation of $101,940.

     During 1994, Aidiliza Levis, the daughter of David Levis, the former Chairman of the Board and a director emeritus of the Corporation, sister of Mario S. Levis, an Executive Vice President and Treasurer of the Corporation, and the niece of Salomon Levis and Zoila Levis, the Chairman of the Board and President, respectively, of the Corporation, was employed as a Vice President by Doral Mortgage Corporation, and received compensation of $146,130 (including contributions to the Corporation's Target Benefit Pension Plan).

     See also "Compensation Committee Interlocks and Insider Participation" for certain relationships involving A. Brean Murray, a nominee for director of the Corporation.

     On January 31, 1996, the Corporation sold 20,537, 7,636 and 4,208 shares of its Common Stock to Salomon Levis, Zoila Levis and Richard F. Bonini, respectively, at a price of $19.20 per share. The price per share is equal to the average closing price for the Common Stock as reported on the Nasdaq National Market System for the five trading dates preceding January 31, 1996. Under the existing employment agreements between the Corporation and the named individuals, the Corporation is entitled to pay up to 50% of the incentive compensation payable to such individuals in the form of Common Stock of the Corporation. The aggregate price for the stock purchased by each individual equals approximately 25% of the incentive compensation payable to such individual.

     On December 8, 1994, the Corporation entered into an agreement (the "Swap Agreement") with David Levis, the brother of Salomon Levis and Zoila Levis, a director emeritus of the Corporation and the former chairman of the Board and Chief Executive Officer of the Corporation. Pursuant to the Swap Agreement, Mr. Levis agreed to deliver approximately $4.75 million principal amount of GNMA mortgage-backed securities (the "GNMA Securities") with a weighted-average interest rate of approximately 7.32% to the Corporation for use as collateral in a repurchase agreement with another financial institution. In exchange for the GNMA Securities, the Corporation delivered to Mr. Levis approximately $4.7 million principal amount of subordinated collateralized mortgage obligations (the "Subordinated Certificates") held by the Corporation which had stated interest rates ranging from 5.80% to 7.40% and which were discounted to yield between 9% and 10%. Under the terms of the Swap Agreement, Mr. Levis was entitled to receive the interest on the GNMA Securities and the Subordinated Certificates in return for agreeing to reimburse the Corporation for amounts required to be paid by it under the repurchase agreement up to 6.0% per annum. Pursuant to the Swap Agreement, the Corporation pledged additional Subordinated Certificates with a market value of approximately $1.5 million to protect Mr. Levis from possible market fluctuations in the value of the Subordinated Certificates. Under the Swap Agreement, the Corporation retained the option to require that Mr. Levis return of the Subordinated Certificates in exchange for the GNMA Securities upon ten days' prior notice. Mr. Levis retained the right, exercisable after one year, to require the return of the GNMA Securities in exchange for the Subordinated Certificates. On October 10, 1995, the Corporation exercised its option to terminate the Swap Agreement and requested the return of the Subordinated Certificates which it is now financing with an unrelated financial institution. The Corporation believes that this transaction represented an attractive mechanism to finance mortgage-related assets such as the Subordinated Certificates that were difficult to finance with conventional methods under then existing market conditions.

     Sana Investment, Inc. ("Sana"), a mortgage brokerage firm wholly-owned by Nancy Hernandez, the wife of Salomon Levis and the former President of Doral Mortgage Corporation, refers mortgage loans to the Corporation. Brokerage fees payable to Sana in connection with mortgage loans originated through Sana and closed by the Corporation are payable by the customer and not by the Corporation. Sana also owns a 40% interest in Hector Lavergne, Inc., a realty firm whose clients, from time to time, obtain financing from the Corporation. The Corporation believes that all loans originated through Sana or made to clients of Hector Lavergne, Inc. are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions originated directly by the Corporation, or, in the case of Sana, referred to the Corporation by other unrelated mortgage brokerage firms. Under the community property laws of Puerto Rico, Salomon Levis is deemed to have a 50% interest in all property owned by the conjugal partnership composed of Salomon Levis and Nancy Hernandez, including her stock ownership in Sana.

     In February 1995, Salomon Levis, the Chairman of the Board and Chief Executive Officer of the Corporation, purchased from the Corporation, a 40% interest in a $1.5 million loan originated by the Corporation and secured by a second mortgage on various parcels of land to be developed. The other 60% interest in the loan was sold to an unrelated entity. The loan was sold at par, without recourse to the Corporation, on the same day originated and the Corporation retained fees in the amount of 4% of the principal amount of the loan. The proceeds of the loan were used to finance the acquisition of the real property on which a single family residential project will be developed. The Corporation issued a commitment to the developer of the project to provide the permanent financing for prospective purchases of homes in the project. The Corporation believes that granting of the loan will facilitate the Corporation's origination of permanent first mortgage loans on residences located in the project and thereby increase the Corporation's servicing portfolio. The loan, which involves more risk than the Corporation normally is willing to retain as part of its lending activity, was originated pursuant to a commitment from Mr. Levis and the other investor to purchase the loan upon origination. The loan is being serviced by the Corporation which receives a servicing fee from the partnership of 0.25% of the principal balance of the loan.

     In December 1990, the Corporation sold real estate owned as a result of foreclosure ("REO") consisting of 89 residential properties containing 104 housing units with a cost of approximately $4.7 million including previously incurred rehabilitation costs and construction interest to Puerto Rico Island Rental Limited Dividend Partnership, S.E., a Puerto Rico partnership (the "Partnership") formed under a private syndication. The general partner of the Partnership was a corporation that was unrelated to the Corporation or its officers or directors. Several members of senior management of the Corporation, including Salomon Levis, Chairman of the Board of the Corporation, Zoila Levis, the current President of the Corporation, Luis Alvarado, an Executive Vice President of the Corporation and Mario S. Levis, currently an Executive Vice President and Treasurer of the Corporation, invested as limited partners. In December 1991, Salomon Levis and Zoila Levis sold their interests in the Partnership to unrelated third parties at cost. The Corporation also invested approximately $135,000 in the Partnership, and owns a 15% interest in the Partnership which is included at cost in "Other Assets" in the Corporation's Balance Sheet. The REO was sold to the Partnership for $4.7 million which was based on an estimate of the market value of the REO as reflected in an independent appraisal report. The appraisal took into consideration the cost of the improvements to be made which were reflected in the sales price to the Partnership. The Corporation believes that the sales price of the REO was comparable to that which the Corporation could have obtained in arm's length transactions with unaffiliated parties. Approximately $600,000 of the purchase price was paid in cash at the closing of the sale of the REO and the remainder was evidenced by promissory notes (the "Notes") of the Partnership issued to the Corporation in the amount of approximately $4.1 million. The Notes bear interest payable on the first day of each month commencing on March 1, 1991, at the prime rate of Citibank, N.A. (with a maximum and minimum rate of 13.5% and 9%, respectively) and mature on April 1, 2006. During December 1990, February 1991 and March 1992, the Corporation sold a total of $2.8 million principal amount of the Notes to a Puerto Rico financial institution. Such sale was with recourse to the Corporation.

     As of December 31, 1995, the principal balance of the Notes held by the Corporation was approximately $890,000. At December 31, 1995, the Partnership owed the Corporation approximately $459,000, in past due interest and approximately $1,074,000 million for advances made by the Corporation on behalf of the Partnership. The Corporation reserved approximately $1,050,000 during 1995, 1994 and 1993 for possible losses from amounts due from the Partnership. Accordingly, at December 31, 1995, the Corporation's balance sheet only reflected accounts receivable due from the Partnership of approximately $479,000. At December 31, 1995, the Partnership had a net capital deficiency of approximately $1.8 million.

     On July 31, 1992, pursuant to a mutual agreement between the Corporation and the general partner, due to what the Corporation believed was unsatisfactory performance, the general partner withdrew from the Partnership and a new non-profit corporation became the general partner. The Board of Directors of the new non-profit corporation is composed of three members of the Corporation's senior management. In connection with such withdrawal, the Corporation agreed to indemnify the original general partner from certain liabilities incurred during the period it acted as general partner.

     The following table sets forth certain information with respect to mortgage loans made by the Corporation or Doral Mortgage Corporation, a wholly-owned subsidiary of the Corporation, to executive officers of the Corporation and to certain related interests of directors and executive officers of the Corporation, including the Partnership. The table does not include loans made prior to 1995 that have been sold to investors and are, therefore, no longer owned by the Corporation. Except for the loan to the Partnership, these loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons. Except for the loan to the Partnership, management believes that such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

                           YEAR LOAN       HIGHEST PRINCIPAL        PRINCIPAL BALANCE       INTEREST
    NAME AND POSITION        MADE          AMOUNT DURING 1995        AS OF 12/13/95           RATE
-------------------------  ---------       ------------------       -----------------       --------
Carolina S. Pons Rexach       1995              $149,500(1)             $ 149,219              8.75%
  and Jose M. Vivo(3)
Ernesto Carattini             1995              $ 75,000(2)             $  71,864(5)          8.125%
  President HF Mortgage
  Bankers Division
Edison Velez                  1995              $ 25,000(2)             $  24,653(5)           9.75%
  President Doral
  Mortgage
  Corporation
Puerto Rico Island Rental     1990              $450,000(1)             $ 450,000(5)           9.00%
  Limited Dividend
  Partnership, S.E.(4)

---------------------

     (1) First mortgage.

     (2) Second mortgage.

     (3) Daughter and son-in-law, respectively, of Victor M. Pons, Jr., a director of the Corporation.

     (4) Refer to information set forth above for information regarding this transaction.

     (5) Sold to investors.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following information is supplied with respect to the executive officers of the Corporation who do not serve on the Corporation's Board of Directors. There are no arrangements or understandings pursuant to which any of such executive officers was selected as an officer, and none of such executive officers is related to any other director or executive officer of the Corporation by blood, marriage or adoption, except that Mario S. Levis is the nephew of Salomon Levis and Zoila Levis.

                                       PRINCIPAL OCCUPATION
      NAME                          DURING THE PAST FIVE YEARS                     AGE
-----------------    --------------------------------------------------------      ---
Luis A. Alvarado     Executive Vice President and Chief Financial Officer of       47
                     the Corporation since 1985; President of Doral Federal
                     Savings Bank, a wholly-owned subsidiary of the
                     Corporation since September 1993; Senior Vice President
                     and Controller of the Corporation (1980-1985).

Ernesto Carattini    President of HF Mortgage Bankers Division since               48
                     September 1995; Executive Vice President of Doral
                     Mortgage Corporation for more than five years prior
                     thereto.

Mario S. Levis       Executive Vice President of the Corporation since             32
                     September 1995; Executive Vice President of Doral
                     Mortgage Corporation. Vice President and Treasurer of
                     the Corporation since December 1991; Senior Executive
                     Trader of the Corporation since 1988. Trader, Merrill
                     Lynch Pierce Fenner & Smith Incorporated (1987-1988).

Ricardo Melendez     Vice President and Controller since October 1995; Chief       37
                     Financial Officer of Doral Federal Savings Bank, a
                     wholly-owned subsidiary of the Corporation from
                     September 1993 to July 1995; Senior Assistant to CEO and
                     CFO of the Corporation from May 1991 to September 1993;
                     Audit Manager and Senior Auditor Price Waterhouse since
                     July 1986 to May 1991.

Frederick Teed       Executive Vice President -- Banking Operations since          38
                     March 1, 1996; Federal Thrift Regulator, Office of
                     Thrift Supervision, Department of the Treasury, for more
                     than five years prior thereto.

Edison Velez         President of Doral Mortgage Corporation since September       34
                     1995, Senior Vice President of Doral Mortgage
                     Corporation for more than five years prior thereto.

                             EXECUTIVE COMPENSATION

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Based on reports filed with the Securities and Exchange Commission and information obtained from the officers and directors of the Corporation, the Corporation is not aware of any failure by the executive officers or directors of the Corporation to file on a timely basis any reports required to be filed by
Section 16(a) of the Securities Exchange Act of 1934 with respect to beneficial ownership of shares of the Corporation, except for one late report each for Richard Bonini, Edgar M. Cullman, Jr., Frederick M. Danziger, Mario S. Levis and David Levis involving one transaction for each relating to the conversion of shares of Serial Preferred Stock held by them into shares of Common Stock, one late report for Edgar M. Cullman, Jr. reporting a change in the nature of beneficial ownership of certain shares of Common Stock from direct to indirect ownership and one late filing each by Ernesto Carattini and Edison Velez of an initial report on Form 3 upon becoming executive officers of the Corporation.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Policies. The compensation policy of the Corporation is to provide its executive officers and management with a level of pay and benefits that will assure the Corporation's competitiveness and continued growth, and allow the Corporation to retain key executives critical to its long-term success and attract and retain qualified personnel. As it operates in a financial services business, the Corporation competes for talented executives in a market segment where successful entrepreneurial executives are highly compensated. It also competes for executives with a background in Puerto Rican financial services. As a result, to obtain and retain highly qualified and motivated executives, the Compensation Committee has deemed it desirable to structure employment arrangements which compensate highly for high profitability and performance and to enter into written employment agreements with its senior executive officers.

     The Compensation Committee's responsibilities include overseeing the Corporation's compensation policies, supervising compensation for management and employee benefits and administering the Corporation's pension, stock option, restricted stock, incentive compensation and other employee benefit plans.

     The Compensation Committee also develops and negotiates employment agreements with key executive officers. These employment agreements have normally included base salaries and incentive compensation arrangements designed to reward management for achieving certain production or performance levels. The Compensation Committee is also responsible for developing or reviewing incentive compensation arrangements which the Corporation enters into with executive officers and key individuals, other than those senior executives that have written employment agreements. See "Executive Compensation Summary of Compensation Plans Deferred Incentive Compensation Agreements." The deferred incentive compensation agreements are designed to reward executive officers and key employees for assisting the Corporation in achieving various income targets. Based on the Compensation Committee's recommendations, the Corporation has also made grants of restricted stock to senior executives as an important long-term retention device. See "Executive Compensation Summary of Compensation Plans 1988 Restricted Stock Plan." Such awards were made as an incentive for continued employment and future performance as well as a reward for past performance.

     In order to determine appropriate levels of executive compensation, the Compensation Committee reviews various factors, including individual performance, and evaluates the progress of the Corporation towards attaining its long-term goals. Generally, as a person's level of responsibility increases, greater portions of total compensation are based on performance (as opposed to base salaries and benefits). Compensation packages for senior executive officers have been structured to attempt to compensate them to a substantial extent on a combination of the profitability of the Corporation as a whole and the productivity of their individual departments.

     During 1995, the Compensation Committee considered the replacement of individual incentive agreements or bonuses that provide individual executives with a specified bonus if target income levels are met with a bonus pool concept. Under the bonus pool system, the Committee would establish a percentage of net income before payment of income taxes and incentive compensation that would be made available for distribution as bonuses to the Corporation's senior executive officers, including the Chief Executive Officer, and other key employees. The amount assigned to the pool would be distributed among members of senior management based an evaluation of their individual performance. Upon further review of the relevant advantages and disadvantages of this system, the Committee decided to retain the system of individual incentive bonuses or agreements.

     Chief Executive Officer's Compensation. In 1991, the Corporation retained Personnel Corporation of America ("PCA"), an independent compensation consulting firm, to advise the Compensation Committee in connection with their evaluation of Salomon Levis' compensation package. PCA provided data and information that compared the Corporation with a peer group of companies based upon a number of parameters, including executive compensation, and provided advice for establishing the Corporation's performance targets and for evaluating annual performance.

     The Compensation Committee reviewed compensation arrangements for senior executives in companies highly successful in the mortgage banking business and for investment banking executives to formulate a level of base compensation and the returns on which Mr. Levis' incentive compensation might be based. Among other things, the Compensation Committee deemed the emphasis on volume and return on equity as being of material importance to the overall long-term growth and profitability of the Corporation. The Compensation Committee then sought to structure an employment agreement which set high return standards as a base level (15% return on equity after taxes) for the payment of incentive compensation on earnings and a high level of originations as a basis for incentive compensation based on the level of mortgage originations. The Compensation Committee's evaluation resulted in an employment agreement which become effective on January 1, 1994 and entitled Mr. Levis to the same percentage of mortgage originations and consolidated net income as his prior contract but only to the extent mortgage originations and consolidated net income exceed the base levels established by the Compensation Committee. This employment agreement expired on December 31, 1994 and Mr. Levis entered into a new two-year agreement that became effective January 1, 1995 and expires on December 31, 1996. Under the new employment agreement, incentives for volume of originations were eliminated, because the Committee felt that these incentives were less appropriate for a larger and more mature company such as the Corporation. The new employment agreement provides for a basic incentive bonus ($1,000,000) if a minimum level of profitability is attained (Adjusted Net Income of at least $10.0 million). Increasing incentives are payable for achieving higher levels of profitability but only to the extent such profitability exceeds a minimum (15%) of return on stockholders' equity after taxes. In addition, the new agreement provides for a maximum amount of salary and incentive compensation payable to Mr. Levis in any given year ($4.5 million) regardless of results to avoid possible distortions in compensation as a result of unforeseen market trends. See "Employment Agreements and Other Compensation Arrangements" for information regarding Mr. Levis' new employment agreement.

     Section 162(m) of the Internal Revenue Code. The Committee has considered the impact of the provisions of Section 162(m) of the Internal Revenue Code of 1986 (the "Code") that provides that compensation paid to a corporation's chief executive officer or its four other most highly compensated executive officers may not be deducted for federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders. Because the Corporation presently does not pay federal income taxes (except for the operations of Doral Federal

Savings Bank and Doral Mortgage Corporation's limited Florida operations),
Section 162(m) should not limit the tax deductions available to the Corporation for executive compensation in the near future.

                                              COMPENSATION COMMITTEE
                                                OF THE BOARD OF DIRECTORS

                                                   Edgar M. Cullman, Jr.
                                                   A. Brean Murray

     The Board Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EMPLOYMENT AGREEMENTS AND OTHER COMPENSATION ARRANGEMENTS

     The Corporation entered into an employment agreement with Salomon Levis, which became effective as of January 1, 1995 and expires on December 31, 1996. Under the terms of the Agreement, Mr. Levis is entitled to receive annually a base salary of $700,000 plus incentive compensation equal to the sum of the following: (i) $1.0 million if the Company earns at least $10.0 million of Adjusted Net Income (as hereinafter defined); (ii) 10% of the Company's annual consolidated net income after taxes and after deduction of incentive compensation payable to Salomon Levis, Zoila Levis and Richard F. Bonini ("Adjusted Net Income"), in excess of $10 million and up to $20 million to the extent such Adjusted Net Income exceeds an amount equal to a 15% return on stockholders' equity; and (iii) 15% of Adjusted Net Income in excess of $20.0 million to the extent such Adjusted Net Income exceeds an amount equal to a 15% return an stockholders' equity. At the discretion of the Board of Directors, up to 50% of the incentive compensation may be payable in Common Stock of the Corporation. Mr. Levis' annual salary and incentive compensation is subject to a maximum of $4.5 million per year. See "Board Compensation Committee Report on Executive Compensation -- Policies."

     The Corporation entered into an employment agreement with Zoila Levis which became effective as of January 1, 1995 and expires on December 31, 1996. Under the terms of the agreement, Zoila Levis is entitled to receive annually a base salary of $300,000 plus incentive compensation equal to the sum of the following: (i) $300,000 if the Company earns at least $10.0 million of Adjusted Net Income; (ii) 3% of the Company's Adjusted Net Income, in excess of $10 million and up to $20 million; and (iii) 5% of Adjusted Net Income in excess of $20 million to the extent such Adjusted Net Income exceeds an amount equal to a 15% return an stockholders' equity. At the discretion of the Board of Directors, up to 50% of the incentive compensation may be payable in Common Stock of the Corporation. Ms. Levis' annual salary and incentive compensation is subject to a maximum of $1.5 million per year.

     The Corporation entered into an employment agreement with Richard F. Bonini which became effective January 1, 1995 and expires on June 30, 1997. Pursuant to the terms of the agreement, Mr. Bonini is entitled to receive annually a base salary of $240,000 plus incentive compensation equal to the sum of the following: (i) $150,000 if the Company earns at least $10.0 million of Adjusted Net Income; (ii) 3% of the Company's Adjusted Net Income, in excess of $10 million and up to $20 million; and (iii) 5% of Adjusted Net Income in excess of $20 million to the extent such Adjusted Net Income exceeds an amount equal to a 15% return an equity. At the discretion of the Board of Directors, up to 50% of the incentive compensation may be payable in

Common Stock of the Corporation. Mr. Bonini's annual salary and incentive compensation is subject to a maximum of $1.2 million per year.

     The Corporation entered into an employment agreement with Luis A. Alvarado, Executive Vice President of the Corporation, which became effective on January 1, 1993 and expired on December 31, 1995. Pursuant to the terms of the agreement Mr. Alvarado was entitled to receive annually (i) a base salary of $150,000; and
(ii) the greater of $25,000 or 2% of the Corporation's annual consolidated net income after taxes, but before dividends on preferred stock, to the extent such net income exceeded an amount equal to a 15% return on stockholders' equity. Mr. Alvarado's annual salary and incentive compensation was subject to a maximum of $375,000 per year.

     Mario S. Levis, Executive Vice President and the Treasurer of the Corporation, is entitled to a base annual salary ($45,514 for 1995) plus the sum of (i) commissions of 1/8 of 1% of the principal amount of mortgage-backed securities sold by the Corporation to investors and (ii) 50% of any net trading profits realized as a result of trading activities other than sales of the Corporation's current production in the ordinary course of business. When amounts are paid under clause (ii) in connection with a transaction no additional amounts are payable under clause (i) in connection with such transaction.

                           SUMMARY COMPENSATION TABLE

     The following table includes information concerning the compensation of the Chief Executive Officer and each of the four other most highly compensated executive officers of the Corporation, for services rendered in all capacities during the fiscal years ended December 31, 1995, 1994 and 1993.

                                                                                            LONG TERM
                                                 ANNUAL COMPENSATION                       COMPENSATION
                                                                                   --------------------
                                                                                            AWARDS(3)
                                                  --------------------------------------------------------------
                                                                      OTHER                 RESTRICTED
        NAME AND                                                     ANNUAL                   STOCK                  ALL OTHER
   PRINCIPAL POSITION       YEAR     SALARY(1)       BONUS(1)    COMPENSATION(2)           AWARD(S)(4)            COMPENSATION(3)
---------------------------------------------------------------------------------------------------------------------------------
Salomon Levis               1995     $  700,000     $1,521,361       $ --0--                 $  --0--                 $18,430(5)
  Chairman of the Board     1994        880,969      1,419,820         --0--                    --0--                  20,572(6)
  and Chief Executive       1993      1,000,000      6,892,930         --0--                    --0--                  18,159(7)
  Officer

Zoila Levis                 1995     $  300,000     $  586,438       $ --0--                 $  --0--                 $38,269(5)
  President                 1994        280,583        296,246         --0--                    --0--                  37,326(6)
                            1993        300,000        481,458         --0--                    --0--                  30,533(7)
Richard F. Bonini           1995     $  240,000     $  323,183       $ --0--                 $  --0--                 $30,000(5)
  Senior Executive Vice     1994        232,000        160,221         --0--                    --0--                  30,000(6)
  President and             1993        240,000        320,837         --0--                    --0--                  50,320(7)
  Secretary

Mario S. Levis              1995     $   45,514     $  421,651       $ --0--                 $  --0--                 $ 7,949(5)
  Executive Vice            1994         43,124        591,973         --0--                    --0--                   8,089(6)
  President and             1993         35,900        961,909         --0--                    --0--                   7,075(7)
  Treasurer

Luis Alvarado               1995     $  150,000     $  121,455       $ --0--                 $  --0--                 $12,877(5)
  Executive Vice            1994        150,000        160,221         --0--                    --0--                  14,542(6)
  President, President      1993        150,000        225,000         --0--                    --0--                  26,599(7)
  Doral Federal Savings
  Bank

---------------------

     (1) The 1995 bonus for Luis Alvarado includes a bonus of $6,000 in addition to the incentive bonus payable under his employment agreement. The 1994 bonus for Zoila Levis includes a bonus of $55,915 in addition to the incentive bonus payable under her employment agreement. During 1994, Salomon Levis voluntarily took a $1,626,821 reduction in the amount of incentive compensations that he was entitled to receive under his employment agreement with respect to net income earned during 1994. Mr. Levis also agreed to a 30% voluntary reduction in salary for the last four months of the year. Richard F. Bonini and Zoila Levis also agreed to a 10% salary reduction for the last four months of 1994. The voluntary reductions in salary for Salomon Levis, Zoila Levis and Richard Bonini for 1994 amounted to $119,031, $19,417 and $8,000, respectively. See "Employment Agreements and Other Compensation Arrangements."

     (2) Amounts shown do not include amounts expended by the Corporation pursuant to plans (including group life and health) that do not discriminate in scope, term or operation in favor of executive officers or directors of the Corporation and that are generally available to all salaried employees. Amounts shown also do not include amounts expended by the Corporation which may have a value as a personal benefit to the named individual. The value of perquisites and such other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.

     (3) The Corporation has not granted any options or stock appreciation rights under the Corporation's 1988 Stock Option Plan for Key Employees.

     (4) The number of shares and value, respectively, of the restricted stock holdings of Zoila Levis on December 31, 1995 were 19,050 shares and $357,188. Restrictions on 19,050 shares of restricted stock granted to Ms. Levis lapsed during 1995. Restrictions on all other restricted stock awards previously granted to the named individuals lapsed during 1993. For purposes of the year-end calculation, the value of the restricted stock has been calculated by multiplying the last sales price of the Corporation's Common Stock on the NASDAQ NMS on December 31, 1995 ($18.75) by the number of shares held by Ms. Levis on such date. Dividends are paid on the restricted stock reported above to the extent dividends are declared on the Corporation's Common Stock.

     (5) The amounts shown for Salomon Levis, Zoila Levis, Mario S. Levis and Luis A. Alvarado, include the Corporation's contribution to the Contribution's Target Benefit Pension Plan, a defined contribution pension plan, in the amounts of $18,430, $16,171, $7,949 and $12,877, respectively. The amount of shares for Mr. Bonini includes a lump sum payment in the amount of $30,000 in lieu of Mr. Bonini's participation in the Corporation's Target Benefit Pension Plan. The amounts shown for Zoila Levis includes $22,098 representing dividends received on restricted stock during 1995.

     (6) The amounts shown for Salomon Levis, Zoila Levis, Mario S. Levis and Luis A. Alvarado, include the Corporation's contribution to the Corporation's Target Benefit Pension Plan, a defined contribution pension plan, in the amounts of $20,572, $17,514, $8,089 and $14,542, respectively. The amount shown for Mr. Bonini includes a lump sum payment in the amount of $30,000 per year in lieu of Mr. Bonini's participation in the Corporation's Target Benefit Pension Plan. The amounts shown for Zoila Levis include $19,812 representing dividends received on restricted stock in 1994.

     (7) The amounts shown for Salomon Levis, Zoila Levis, Mario S. Levis and Luis A. Alvarado, include the Corporation's contribution to the Corporation's Target Benefit Pension Plan, a defined contribution pension plan, in the amounts of $18,159, $15,293, $7,075 and $13,971, respectively. The amount shown for Mr. Bonini includes a lump sum payment in the amount of $30,000 per year in lieu of Mr. Bonini's participation in the Corporation's Target Benefit Pension Plan and $20,320 representing dividends earned on restricted stock in 1993. The amount shown for Zoila Levis include $15,240 representing dividends received on restricted stock in 1993. The amounts shown for Mr. Alvarado also includes $2,468, representing interest accrued during 1993 on deferred incentive compensation and $10,160, representing dividends earned on restricted stock in 1993.

     (8) The amounts shown for Salomon Levis, Zoila Levis, Mario S. Levis and Luis A. Alvarado include the Corporation's contribution to the Corporation's Target Benefit Pension Plan, a defined contribution pension plan, in the amounts of $69,926, $17,084, $1,112 and $3,489, respectively. The amount shown for Mr. Bonini includes a lump sum payment in the amount of $30,000 per year in lieu of Mr. Bonini's participation in the Corporation's Target Benefit Pension Plan and $7,620 representing dividends earned on restricted stock in 1992. The amount shown for Mr. Alvarado also includes $7,182, representing interest accrued during 1992 on deferred incentive compensation and $3,810, representing dividends earned on restricted stock in 1992.

SUMMARY OF COMPENSATION PLANS

     1988 Stock Option Plan. On October 26, 1988, the Corporation approved the adoption of the Corporation's 1988 Stock Option Plan for Key Employees (the "Option Plan"). The Option Plan is administered by the Compensation Committee (the "Committee"), none of whose members may hold options. The Committee determines the form of the option agreements to be used under the Option Plan, and the terms and conditions to be included in such option agreements. Under the Option Plan an aggregate of 300,000 shares of Common Stock have been authorized for issuance upon exercise of options. Options will be granted under the Option Plan at prices equal to 100% of the fair market value of Common Stock on the date of grant.

     Options granted under the Option Plan may be qualified stock options or non-statutory options. Unless an option agreement provides otherwise, all options granted are 50% exercisable after one year and 100% exercisable after two years, with all such options terminating five years from the date of grant. The Option Plan permits the delivery, with the consent of the Committee, of previously-owned Common Stock in payment of shares purchased upon exercise of the option. The Option Plan also contains a limitation on the dollar amount of options which may be granted to any employee and restrictions pertaining to any grant to a 10% shareholder.

     The Option Plan permits the granting of stock appreciation rights in tandem with the granting of stock options. Such Stock Appreciation Rights entitles the holder to receive in cash upon exercise the difference between the option exercise price and the market value of Common Stock in lieu of exercising the related option. No options have been granted to date under the Option Plan.

     1988 Restricted Stock Plan. The Corporation has in effect the Restricted Stock Plan of First Financial Caribbean Corporation (the "Restricted Stock Plan"). The Restricted Stock Plan is administered by the Compensation Committee, none of whose members is eligible to be awarded Restricted Stock. The Restricted Stock Plan permits the Compensation Committee to award up to a total of 250,000 shares of Common Stock to key employees, including officers of the Corporation and its subsidiaries. As of March 1, 1996, 72,194, shares were available for issuance under the Restricted Stock Plan. The Restricted Stock Award (the "Award") is awarded at such times and in such number of shares as the Compensation Committee determines. The Corporation may grant a portion of the shares awarded in installments over a period of one to five years. No monetary consideration is paid by an employee for the Award or for the grant of the shares thereunder. Under the Restricted Stock Plan, the shares issued are subject to restrictions on sale and must be returned if the recipient leaves the Corporation's employ prior to the expiration of a stated period of time. Such restrictions generally lapse within five years from the date of the Award or earlier termination of employment by reason of death or disability.

     Retirement Plan. Prior to becoming an independent public corporation, retirement benefits were payable to eligible employees of the Corporation under Culbro Corporation's Employees' Retirement Plan (the "Culbro Retirement Plan") for officers and other salaried employees of Culbro Corporation and its participating subsidiaries. Upon the Corporation becoming an independent public corporation in December 1988, assets and related accumulated benefits for Corporation employees amounting to $346,000 were transferred from the Culbro Retirement Plan to the Corporation's newly established Target Benefit Pension Plan (the "Retirement Plan"). The Retirement Plan covers all full time employees of the Corporation who have completed one year of service and have attained age
21. Under the Retirement Plan, the Corporation contributes annually the funding amount which is projected to be necessary to fund the target benefit. The target benefit is based on years of service and the employees' compensation, as defined in the Retirement Plan. The Corporation has the right to terminate the Retirement Plan at any time. Upon termination, all amounts credited to the participant's accounts will become 100% vested. Contributions to the Retirement Plan during the year ended December 31, 1995 amounted to approximately $631,350.

     The estimated annual benefits payable under the Retirement Plan as a life annuity on retirement at normal retirement age, which assumes service will continue until age 65 at 1994 base salaries, for Salomon Levis, Zoila Levis, Mario S. Levis and Luis Alvarado were $6,708, $6,173, $8,816 and $5,622, respectively. Mr. Bonini does not participate in the Retirement Plan.

     Deferred Incentive Compensation Agreements. The Corporation has entered into deferred incentive compensation arrangements with certain key employees of the Corporation and its subsidiaries. Such employees are eligible to defer the receipt of incentive compensation. The amount of incentive compensation is credited annually based on a specified percentage of the net income of the Corporation, its subsidiaries or divisions. The Corporation's obligation to make the payments at the end of the deferral period is unfunded, and all such payments are to be made out of the general assets of the Corporation. The Corporation is not required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any deferral amount. The Corporation accrued $62,206 as deferred compensation for 1995.

                               PERFORMANCE GRAPH

     The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Performance Graph compares the yearly percentage change in the Corporation's cumulative total stockholder return on its Common Stock to that of the Center for Research in Securities Prices ("CRSP") NASDAQ Stock Market Index (U.S. Companies) and the CRSP Index for NASDAQ Financial Stocks. The Performance Graph assumes that $100 was invested on December 31, 1990 in each of the Company Common Stock, the CRSP Nasdaq Stock Market Index (U.S. Companies) and the CRSP Index for NASDAQ Financial Stocks.

                       COMPARISON OF FIVE YEAR CUMULATIVE
                      TOTAL RETURN AMONG THE CORPORATION,
   CRSP NASDAQ STOCK MARKET INDEX (U.S. COMPANIES) AND CRSP INDEX FOR NASDAQ
                                FINANCIAL STOCKS

                                     [CRC]

                                    [GRAPH]


                                        12/31/90        12/31/91        12/31/92        12/31/93        12/31/94        12/31/95
                                        --------        --------        --------        --------        --------        --------
First Financial Caribbean Corporation   100.00          256.6           513.8           799.4           569.8           969.3
Nasdaq Stock Market (US Companies)      100.00          160.6           186.9           214.5           209.7           296.3
Nasdaq Financial Stocks
SIC 6000-6799 US & Foreign              100.00          154.7           221.3           257.2           257.8           375.6

Notes:
        A.  The lines represent monthly index levels derived from compounded daily returns that include all dividends.
        B.  The indexes are reweighted daily, using the market capitalization on the previous trading day.
        C.  If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
        D.  The index level for all series was set to $100.0 on 12/31/90.

           AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO AUTHORIZE AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has declared advisable and directed that there be submitted to the stockholders at the Annual Meeting a proposed amendment to Article Fourth of the Corporation's Certificate of Incorporation that would increase the number of authorized shares of Common Stock of the Corporation from 10,000,000 shares to 20,000,000 shares. The text of Article Fourth as it is proposed to be amended, assuming stockholder approval of this proposal is set forth in Exhibit A attached hereto.

PURPOSE AND EFFECTS OF THE PROPOSED AMENDMENT

     As of the close of business on March 8, 1996, there were 9,012,503 shares of the Company's Common Stock issued and outstanding. Of the remaining 987,497 shares of authorized and unissued shares of Common Stock, 106,852 shares are reserved for issuance upon conversion of the outstanding Series A Preferred Stock, 571,428 shares are reserved for issuance upon conversion of the Corporation's outstanding 8.25% Convertible Subordinated Debentures due January 1, 2006 (the "Convertible Debentures") and an additional 200,000 shares have been reserved for issuance upon the exercise of certain rights to acquire up to 200,000 additional shares of Common Stock (the "Rights") granted to BanPonce Corporation under a certain Restated Debenture Purchase Agreement, dated December 15, 1995, between the Corporation and BanPonce Corporation. This leaves only 109,216 shares of authorized but unissued shares which is not even sufficient to cover the 300,000 shares and 72,194 shares available for issuance under the Corporation's Option Plan and Restricted Stock Plan, respectively. Consequently, management believes that there is insufficient shares of authorized Common Stock available to meet the Corporation's future needs. Approval of this proposal should provide the Corporation with sufficient Common Stock to meet its needs for the foreseeable future.

     The principal purpose of the proposed amendment is to increase the number of shares of Common Stock available for possible future financing and acquisition transactions, stock dividends or distributions, employee and officer compensation plans and other general corporate purposes. From time to time, the Corporation engages in discussions concerning possible acquisitions which would involve the issuance of securities by the Corporation. There are, however, no currently existing agreements or agreements in principle which call for the issuance by the Corporation of shares of Common Stock in connection with any proposed acquisition. The Corporation has from, time to time, considered the possibility of acquiring one or more financial institutions in Puerto Rico. Such a transaction could involve the issuance of Common Stock. Except as set forth above, the Corporation has no present plans to issue shares of Common Stock in connection with any acquisition or financing transaction other than upon conversion of the outstanding shares of the Corporation's Series A Preferred Stock and Convertible Debentures. Favorable market conditions, changes in the Corporation's financial condition or other circumstances could, however, result in a determination by the Corporation to issue additional equity or other securities convertible into shares of Common Stock.

     In addition, if approved, the increased number of authorized shares of Common Stock will be available for issuance from time to time for such purposes and considerations as the Board of Directors may approve, and no further vote of shareholders of the Corporation will be required, except as provided under the law of the Commonwealth of Puerto Rico or the rules of any national securities exchange on which securities of the Corporation may be listed. The Corporation does not intend to solicit stockholders for any further authorization concerning the issuance of the additionally authorized shares of Common Stock. The availability of additional shares for issuance, without the delay and expense of obtaining the approval of stockholders at a special meeting, will afford the Corporation greater flexibility in acting upon proposed transactions. The additional shares of

Common Stock would be identical in terms to the shares of Common Stock of the Corporation currently under the Corporation's Certificate of Incorporation authorized at such time. Holders of Common Stock do not have preemptive rights to purchase shares of Common Stock.

     The sale of any additional authorized shares will reduce the percentage of the total number of outstanding shares held by any stockholder, although such a sale should not have a dilutive effect on the market price of the Common Stock unless the additional shares are sold for less than the then fair market value of the Common Stock. The Board of Directors does not anticipate issuing shares of Common Stock for less than fair market value except upon the conversion of the currently outstanding Serial Preferred Stock or Convertible Debentures or the exercise of the outstanding Rights held by BanPonce.

     Substantial amounts of the additional authorized Common Stock could be issued to delay or defeat a change in control of the Corporation and, accordingly, under certain circumstances, could discourage transactions that might otherwise have a favorable effect on the price of the Common Stock. The Corporation does not currently expect to use unissued Common Stock for this purpose. The Board of Directors is not aware of any proposal to effect a change in control or takeover of the Corporation.

VOTE REQUIRED AND RECOMMENDATION

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to authorize the proposed increase in the number of authorized shares of Common Stock. Therefore, abstentions and broker non-votes will have the effect of votes against the proposal.

     THE BOARD OR DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
         TO PROVIDE FOR ELIMINATION OF CERTAIN LIABILITIES OF DIRECTORS

     The Board of Directors of the Corporation has approved and recommends for stockholders approval an amendment to the Corporation's Certificate of Incorporation to eliminate the personal liability of directors to the Corporation or its shareholders for monetary damages, as permitted by the recently enacted Puerto Rico General Corporation Law that became effective on January 1, 1996. Under the Puerto Rico General Corporation Law, the fiduciary duties of a corporate director fall into two broad categories the duty of care and the duty of loyalty. The duty of care is the duty to exercise diligence and care in managing the business and affairs of the Corporation. Such a duty obligates directors to inform themselves of all material information reasonably available to them, and then act with the care of a reasonably prudent business person in carrying out the business of the Corporation. The duty of loyalty prohibits directors from taking for their own advantage opportunities that rightfully belong to the Corporation and thereby profiting personally at the expense of the Corporation.

     The Puerto Rico General Corporation Law, permits a Puerto Rico corporation to include in its Certificate of Incorporation a provision that in certain circumstances eliminates or limits a director's personal monetary damages for breach of his fiduciary duty of care; that is negligence or gross negligence, subject to certain limitations. This new Puerto Rico law does not permit elimination or limitation of the duty of care itself. Nor does it permit elimination or limitation of monetary damages for breach of the duty of loyalty. It merely permits corporations to eliminate or limit a director's liability for monetary damages for breach of the duty of care under certain circumstances.

     The Board of Directors has considered the issue carefully. It has concluded that it would be beneficial to amend the Certificate of Incorporation to include a provision eliminating a director's liability for monetary damages for a breach of the duty of care. The Board, has therefore, approved an amendment to that effect and has directed that the amendment be submitted to the stockholders for approval as required by the Puerto Rico General Corporation Law. The text of the proposed amendment is set forth in full Exhibit B hereto.

PURPOSE AND EFFECT OF THE AMENDMENT

     The proposed amendment is designed to reduce the personal risks inherent in serving as a director of the Corporation by protecting directors from liability for monetary damages to either the Corporation or its shareholders for honest mistakes or errors of judgment that may be made in good faith at some future date. Directors in making their decisions have traditionally been protected by the business judgment rule which provides a presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation so long as the director derived no personal benefit from the action taken. Notwithstanding the existence of the business judgment rule, many commentators have raised concerns that directors acting in good faith could be exposed to substantial personal monetary liability as a result of being "second-guessed" on their deliberative process.

     In view of these concerns and following the example of may other jurisdictions, including the State of Delaware, the Puerto Rico legislature include a provision in the Puerto Rico General Corporation Law that now allows corporations existing under its laws to provide expanded protection against such claims. The basic purpose of the proposed amendment is to encourage the directors of the Corporation, especially the Corporation's outside directors, to continue to serve on the Board of Directors of the Corporation and to enable the Corporation to continue to find and elect qualified individuals as directors from time to time and to afford them adequate and reasonable insulation from personal liability. While the Corporation has not experienced any difficulty in the past in attracting or retaining qualified directors, your Board of Directors believes that the Corporation should take all reasonable steps to ensure its ability to continue to attract and retain the most qualified people to serve as outside directors by providing additional protection for these directors in making good faith business decisions. The Corporation will continue to maintain appropriate liability insurance for its officers and directors to complement the protection afforded by the proposed amendment. In fact, the proposed amendment should have the effect of reducing the cost to the Corporation of obtaining liability insurance for its directors.

     The proposed amendment to the Certificate of Incorporation does not eliminate the duty of care imposed upon directors of the Corporation. The amendment only eliminates a director's personal monetary liability to the Corporation and the shareholders for damages arising out of the director's breach of his fiduciary duty of care to the extent permitted by Puerto Rico law as it now exists or may be amended in the future.

     Current Puerto Rico law contains express limitations on the ability to limit or eliminate liability. Under these limitations which the proposed amendment incorporates by reference, a director remains potentially liable for monetary damages (i) for breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for an improper payment of a dividend or an improper purchase or redemption of the Corporation's stock, in contravention of the Puerto Rico General Corporation Law, or (iv) for any transaction from which a director derives an improper personal benefit. The proposed amendment is subject to an additional limitation in that it eliminates liability only for conduct occurring on or after the date the amendment becomes effective. The amendment will not become effective until it has been approved by the stockholders of the Corporation and the Corporation has filed a certificate of amendment with the Department of State of Puerto Rico. There is no pending or recent litigation involving directors that would have been affected had the proposed amendment been in effect.

     The proposed amendment would not preclude the availability of equitable remedies (such as injunction or rescission) for breach of fiduciary duty of care. The amendment will not change the liabilities of directors under the federal securities laws. Nor would the proposed amendment limit or eliminate the liability of directors for monetary damages in suits brought by third parties (including governmental and regulatory agencies) for breach of such duty.

     The proposed amendment does, however, limit the remedies available to a stockholder who has an otherwise valid claim that a director has acted in violation of its fiduciary duties if the director's action is among those for which Puerto Rico law permits elimination or limitation of liability. Stockholders will no longer have a claim, whether such claim is made on their own behalf or on behalf of the Corporation, for money damages based on a breach of the director's duty of care, even if the director's conduct involved gross negligence, unless the conduct falls within the statutory exemptions. In such a situation, the stockholder's only remedy may be to sue to enjoin the completion of the Board's action or to rescind a completed action. Stockholders may not be aware of a proposed transaction or other action until it is too late to prevent its completion. In such a case, the Corporation and the stockholders may have no effective remedy for an injury occasioned by the director's action. Because of the foregoing limitations, the proposed amendment may tend to discourage shareholder derivative actions which may have benefited the Corporation and its stockholders.

     The proposed amendment applies only to the personal liability of directors (whether or not they are also officers) acting as directors and has no effect on the potential liability of individuals for their actions as officers of the Corporation.

     Under the proposed amendment, if future legislative or judicial changes in the Puerto Rico law permit further limitation of directors' liability, such further limitation automatically becomes effective with respect to the Corporation's directors. Stockholders should realize that such further limitations, which they would not have the opportunity to approve, could result in additional impairment of the Corporation's remedies for injuries caused by a director's action. The further limitation of directors' liability would also result in stockholders foregoing additional rights. Conversely, if future legislative or judicial changes in the Puerto Rico General Corporation Law permit less limitation of directors' liability, such expanded liability would also automatically be effective with respect to the Corporation's directors. In either case, no further action by the stockholders would be required. The proposed amendment also provides that any repeal or modification of the amendment by the stockholders will not adversely affect any right or protection of a director that exists at the time of such repeal or modification.

     As noted earlier, the amendment to the Puerto Rico Corporation Law permitting the limitation of a director's liability for breach of his fiduciary duty of care was only recently enacted. To the knowledge of the Corporation, this legislation has not been the subject of judicial interpretation. As a result, the extent to which the limitation of directors' liability contained in the law and incorporated in the proposed amendment will be upheld by the courts, is uncertain at this time.

VOTE REQUIRED AND RECOMMENDATION

     Your Board of Directors strongly believes that the proposed amendment is in the best interest of the Corporation and its stockholders, and unanimously recommends its approval. To the extent that individual directors potentially benefit from such amendment, however, there may be an inherent conflict of interest in the Board's recommendation. The Board believes that the diligence exercised by your directors stems from their qualifications and experience as directors, and their loyalty to the Corporation and its stockholders. Consequently, the Board believes that the level of scrutiny and care exercised by the directors will not be lessened by the adoption of the amendment. Your Board of Directors believes that the potential benefits to the Corporation and its stockholders outweigh the potential limitations the proposed amendment places on the remedies available to the Corporation and its stockholders. The affirmative vote of the holders of a majority of the outstanding shares of the Corporation's Common Stock is required for approval of the amendment. Therefore, abstentions and broker-non-votes will have the effect of votes against the proposal

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO ELIMINATE THE PERSONAL LIABILITY OF DIRECTORS.

RECENT AMENDMENTS TO THE CORPORATION BY-LAWS REGARDING INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Puerto Rico General Corporation Law also (i) permits general authorization of advancement of expenses incurred in defending an action in a certificate of incorporation or by-law provision, (ii) provides that directors and officers are not obligated to repay advanced expenses unless there is a specific determination made that the officer or director is not entitled to indemnification, and (iii) clarifies that advancement of expenses may also be provided for in the manner provided under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Article 4.08 of the Puerto Rico General Corporation Law, provides that a director or officer of a corporation who was or is a party or threatened party to any threatened, pending or completed, action, suit or proceeding (i) shall be indemnified by the corporation for all expenses of such litigation when he is successful on the merits; (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a shareholder alleging a breach by a director or officer of a duty owned to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if he is adjudged liable to the corporation unless a court determines that, despite such adjudication, but in view of all of the circumstances he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above shall be made only upon a determination, by (i) a majority of a quorum of disinterested directors, (ii) independent legal counsel, or (iii) the stockholders, that indemnification is proper because the applicable standard of conduct has been met. The Board of Directors may authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified for them. The indemnification and the advancement of expenses provided for by Article 4.08 are not deemed exclusive of any rights the indemnitee may have under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     The Corporation's Certificate of Incorporation provides for indemnification of directors and officers to the fullest extent possible under the laws of the Commonwealth of Puerto Rico. Prior to January 30, 1996, the Corporation's By-Laws did not contain a specific provision relating to indemnification. On January 30, 1996, the Board of Directors of the Corporation approved an amendment to the Corporation's By-Laws to provide essentially for the indemnification of directors and officers to the fullest extent authorized under the new Puerto Rico General Corporation Law. The amendment to the By-laws does not require the approval of the stockholders of the Corporation and is not being put to a vote of the stockholders at the Annual Meeting. The information provided above with respect to the By-law amendment is solely for informational purposes.

RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected the firm of Price Waterhouse as independent accountants to audit the financial statements of the Corporation for the fiscal year ending December 31, 1996. This selection was recommended by the Audit Committee of the Board of Directors. Price Waterhouse has served as the Corporation's independent public accountants since 1977. During the year ended December 31, 1995, Price Waterhouse received fees of approximately $634,123 for all services rendered to the Corporation.

     The submission of this proposal to a vote of shareholders is not legally required. If the selection of Price Waterhouse is not approved, the Board of Directors will reconsider its selection. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, at the Annual Meeting is required to adopt this proposal. Abstentions will have the effect of a vote against the proposal. Borker non-votes will have no legal effect on the proposal.

     A representative of Price Waterhouse is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

VOTE RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE AS THE CORPORATION'S INDEPENDENT ACCOUNTANTS.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders to be held in April, 1996 must be received by the Corporation at its principal executive office by the close of business on November 15, 1996. Proposals should be directed to the attention of the Secretary.

                                 ANNUAL REPORT

     A copy of the Corporation's Annual Report to Shareholders containing the consolidated financial statements of the Corporation for the fiscal year ended December 31, 1995 accompanies this Proxy Statement. Such Annual Report is not part of the proxy solicitation materials.

     Upon receipt of a written or oral request, the Corporation will furnish to any stockholder without charge, a copy of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, without the accompanying exhibits. A list of exhibits is included in the Form 10-K and exhibits are available from the Corporation upon the payment to the Corporation of the costs of furnishing them. Such written or oral request should be directed to:
Secretary, First Financial Caribbean Corporation, 1159 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920, telephone number (809) 749-7100.

                                 OTHER MATTERS

     Management knows of no matters which may be brought before the Annual Meeting or any adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. If any other matter should come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxies in accordance with their judgment on such matters.

     The above Notice of Meeting and Proxy Statement are sent by order for the Board of Directors of First Financial Caribbean Corporation.

                                       /s/Richard F. Bonini
                                       --------------------
                                       Richard F. Bonini
                                       Senior Executive Vice President
                                       and Secretary

Dated: March 15, 1996

                                                                       EXHIBIT A

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
            TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

           The first paragraph of Article Fourth of the Corporation's Certificate of Incorporation shall be amended to read as follows:

     FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 22,000,000 shares, consisting of 20,000,000 shares of Common Stock, $1.00 par value, and 2,000,000 shares of Serial Preferred Stock, $1.00 par value.

                                                                       EXHIBIT B

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
                  TO ELIMINATE PERSONAL LIABILITY OF DIRECTORS

TEXT OF NEW PROPOSED ARTICLE EIGHTH(1):

     A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Puerto Rico General Corporation Law of 1995 as the same exists or may hereafter be amended. Any repeal or modification of the foregoing provisions of this ARTICLE EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

---------------------

     (1) If the proposed amendment is approved the existing Article Eighth will be renumbered as Article Ninth.

                                                                     EXHIBIT C

                    FIRST FINANCIAL CARIBBEAN CORPORATION
                           1159 F.D. ROOSEVELT AVE.
                         SAN JUAN, PUERTO RICO 00920


                                    PROXY

    SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

        The undersigned holder of Common Stock of First Financial Caribbean Corporation (the "Corporation") hereby authorizes and appoints Salomon Levis, Zoila Lewis and Richard F. Bonini, or any one or more of them, as proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of the Corporation to be held at The Doral Building, Fifth Floor, 650 Munoz Rivera Avenue, San Juan, Puerto Rico at 11:00 a.m., local time, on Wednesday, April 17, 1996 and any adjournment or adjournments of said meeting and thereat to vote and act with respect to all the shares of Common Stock of the Corporation that the undersigned would be entitled to vote if then personally present in accordance with the instructions listed on the reverse hereof.

        Such proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment thereof.

        Receipt of the Notice of Meeting and the related Proxy Statement is hereby acknowledged.

                                   (Continues and to be signed on other side)
-------------------------------------------------------------------------------
                             FOLD AND ATTACH HERE

                            IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.        Please mark
                                                                                                               your votes as
                                                                                                               indicated in   [ X ]
                                                                                                               this example

The Board of Directors recommends a vote FOR items 1, 2, 3 and 4.

No. 1 -- Election Directors:                                          FOR        WITHHELD  No. 2 -- Amendment to Certificate of
         Nominees are Richard F. Bonini, Edgar M. Cullman, Jr.,    all listed   as to all           Incorporation to Increase
         Frederick M. Danziger, John L. Ernst, Salomon Levis,       nominees     nominees           Authorized Shares of Common
         Zoila Levis, A. Brean Murray and Victor M. Pons, Jr.                                       Stock From 10,000,000 to
                                                                                                    20,000,000.
(To withhold authority to vote for any individual nominee, write
that nominee's name in the space provided below.)                                                   FOR   AGAINST   ABSTAIN
                                                                      [ ]          [ ]              [ ]     [ ]       [ ]
-----------------------------------------------------------------

No. 3 -- Amendment to Certificate of Incorporation to Eliminate   No. 4 -- Appointment of Price Waterhouse as
         Personal Liability of Directors under certain                     Independent Accountants.
         circumstances.

             FOR        AGAINST      ABSTAIN                                 FOR        AGAINST      ABSTAIN
             [ ]          [ ]          [ ]                                   [ ]          [ ]          [ ]

                                                                                 To vote in accordance with the Board of Director's
                                                                                 recommendation, just sign below.  No boxes need to
                                                                                 be checked.

                                                                                 Dated:                                      , 1996
                                                                                        -------------------------------------

                                                                                 Signature:
                                                                                           ----------------------------------------

                                                                                 Signature:
                                                                                           ----------------------------------------

                                                                                 Please mark, date and sign as your name appears to
                                                                                 the left and return in the enclosed envelope.  If
                                                                                 acting as executor, administrator, trustee,
                                                                                 guardian, etc., you should so indicate when
                                                                                 signing.  If the signer is a corporation,  please
                                                                                 sign the full corporate name by a duly authorized
                                                                                 officer.  If shares  are held jointly, each
                                                                                 shareholder named should sign.
------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE
